Exhibit 10.3

Mark Hanchett

At this time, Atlis employees are compensated on a split salary/equity basis. Your cash compensation will be 70% of your $200,000.00 annual salary, which equates to $5,384.62 bi-weekly. The remaining 30% of your compensation will be paid by virtue of a stock award. As a bonus, we will award you an additional 15% stock compensation, so long as we are able. In your case, you will be awarded 420.09 shares per pay period. Each stock award will become fully vested at the conclusion of each pay period, and we will issue you an assignment of stock on a quarterly or annual basis. We intend to provide you this benefit for the foreseeable future, but we reserve the right to revert to a full cash compensation model at any time. At that time and as soon as financially feasible, you will receive the 30% of your salary that was compensated via stock award.

To thank you for all that you have done to make ATLIS successful, as communicated in December 2020 you were also awarded 100 shares that are fully vested.

/s/ Mark Hanchett

Employee Signature